Exhibit 10.1

Form of Restricted Stock Grant Agreement

PERSONAL AND CONFIDENTIAL

TO:	«FIRST_NAME1»
«ADDRESS_LI»
«ADDRESS_L2»

FROM:	C. Dowd Ritter

DATE:	April 3, 2006

RE:	Restricted Stock Grant

I am pleased to inform you that on April 3, 2006 AmSouth Bancorporation granted you an Award of Restricted Stock in the amount of «Shares» shares of AmSouth Bancorporation common stock.

This Award was granted under the AmSouth Bancorporation 1996 Long Term Incentive Compensation Plan (the “Plan”), the terms and conditions of which are incorporated in this memorandum by reference as if fully set forth herein. This memorandum sets out some of the specific terms of your Award and constitutes the Award Agreement required by the Plan. You should retain it for future reference. You should also pay particular attention to the Plan and its prospectus since they set forth other provisions applicable to your Restricted Stock. References to defined terms in the Plan are capitalized in this Award Agreement. The prospectus for the Plan, the Plan document itself, and a Reference Outline may provide you helpful information and explanations related to your grant. All of these documents are obtainable by logging on to the Executive Web Site via your office personal computer at http://[insert web site]. If you do not have access to the Executive Web Site or to a personal computer and would like copies of the documents, please contact Corporate Compensation at [insert phone number]. You should note that in the event of any conflict or inconsistency between the provisions of this Award Agreement and the terms and conditions of the Plan, the terms and conditions of the Plan will control.

Unless you choose to include the value of your Restricted Stock Award in your current year tax return, there are no current year tax implications of this grant. If you decide to include the value of the Award in your current tax return, you must file a special so-called “Section 83(b) election” with the IRS within 30 days after the date of the Award. In deciding whether to make this election, you should note that the closing price of AmSouth common stock on the New York Stock Exchange on the date of your Award, April 3, 2006, was $27.48 per share. If you are considering doing this, you should consult the Prospectus and the Reference Outline on Restricted Stock that is contained on the Executive Web Site for additional information. The prospectus contains, among other things, an explanation of certain federal income tax consequences and is current as of the date of the prospectus. However, since tax laws often change, you should consult your tax advisor for current information at any given time.

The grant date of your Restricted Stock is April 3, 2006. The Period of Restriction begins on the grant date and ends on the third annual anniversary of the grant date. During the Period of Restriction, the certificate evidencing your Restricted Stock will be held by AmSouth Bancorporation and will bear a legend to note the existence of the restrictions on the transfer of the stock. These restrictions are set forth in the Plan.

During the Period of Restriction, you will have the right to vote these shares and will receive any dividends declared on them. If at the end of the Period of Restriction you are still employed by AmSouth in the same or a higher level position, as determined in the sole discretion of the Chief Executive Officer of AmSouth Bancorporation, and upon compliance with any other applicable requirements of the Plan, such as tax payment or withholding, the restrictions will lapse and the stock will be delivered to you as provided in the Plan. Upon the lapse of restrictions you may elect to satisfy any federal tax withholding requirements in whole or in part by having shares withheld that would otherwise be released to you, to the extent and in the manner allowed by the Plan.

If, during the Period of Restriction, your employment with AmSouth is terminated for reasons other than death, Disability, Retirement or a Change in Control while you are employed, your Restricted Stock is forfeited. If, during the Period of Restriction, you are assigned to a lower level position, as determined in the sole discretion of the Chief Executive Officer of AmSouth Bancorporation, your Restricted Stock is forfeited. In the event of termination of your employment for Cause during the Period of Restriction, your Restricted Stock will be forfeited. In the event of termination of your employment by Retirement prior to November 30, 2006, your Restricted Stock will be forfeited. If you terminate employment with AmSouth during the Period of Restriction due to death, Disability, or Retirement after November 30, 2006 while employed in the same or a higher level position, any restriction periods and restrictions imposed upon your Restricted Stock will lapse. In the event of termination of your employment upon the occurrence of a Change in Control while you are employed by the Company, unless otherwise specifically prohibited by applicable laws, rules or regulations, any restriction periods and restrictions imposed upon your Restricted Stock will lapse.

By signing this Award Agreement, you acknowledge that you accept this grant of Restricted Stock on the terms and conditions set forth in this Agreement and you further acknowledge and agree as follows: (1) that this Agreement sets forth the entire agreement of AmSouth and you relating to the subject matter of this memorandum and supersedes and replaces all prior agreements and understanding with respect to such subject matter; and (2) that AmSouth and you have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein; and (3) that no provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the

Human Resources Committee of the Board of Directors and is agreed to in writing and signed by an officer of the Corporation actually authorized to do so.

I congratulate you on your award and thank you for your continued service to AmSouth!

CDR/mtb

Enclosures

Received and accepted this              day of                     , 2006.

(Signature)